Exhibit 10(ii)

                                        June 9, 1999

Mr. James Loree
22 Clarington Way
Barrington, IL  60010-6932

Dear Mr. Loree:

I am pleased to confirm our offer of the position of Chief Financial Officer (CFO), for The Stanley Works, reporting to me. Employment will continue as long as mutually acceptable. The position is based in New Britain, Connecticut.

Your base salary will be $325,000 per year, paid monthly. You will also participate in the Corporate Management Incentive Compensation Program with an incentive payout of $225,000 guaranteed for 1999, which is payable in February 2000. The incentive is based on the performance of the Company as defined in the MICP. You will also receive four weeks of vacation per year.

On joining the Company, you will receive a sign-on bonus of $70,000 (net) and grant of a 150,000 - share stock option under the terms of the 1990 Special Stock Option Plan. The Option Purchase Price will be the price of the stock on the date of the Board of Directors Meeting following your
start date.   One-third of this option grant becomes exercisable 12 months following the grant date, and one-third becomes excercisable 24 months following the grant date, and the last third becomes exercisable 36 months following the grant date. Starting in 2000, your stock options will be
targeted at the 40,000 level annually.   On joining the Company, you will
also receive a grant of 80,000 restricted share units including dividend equivalent rights on these units. Based on the current dividend payment rate per share of $.86, the total annual dividend equivalent on the 80,000 units will equal $68,800. The shares underlying these units will be issued to you per the attached schedule so long as you are still in Stanley's employ. In addition, you will participate in our Long-Term Performance Award Plan at the senior level. Payment of the plan will be made in February 2003 for the 3-year measurement period beginning January 1, 2000 and ending December 31, 2002. Also, Stanley will match the payment you would have received under the GE Long Term Plan ending December 31,1999. Payment will be made, once confirmed, in February 2000.

As an Officer of The Stanley Works, you will participate in current and future executive benefit programs including our Financial Planning Service, Executive Life Insurance Program, and the Executive Physical Program.
The Company will also lease and insure a car for your use. You may select any make and model up to a Fair Market Value of $60,000. Details of the executive benefit programs are attached.

In addition, the Company's Employee Stock Purchase Program (ESPP) allows you to purchase company stock up to 15% of your base pay annually (capped at $25,000), at 15% below the market price. The Company's 401k Plan will match 50% of employee contributions up to 7% of your pay, and you will have

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the choice of entering the Stanley Senior Executive Retirement Plan (SERP enclosed) or you may elect to be treated as if you were still in the GE Supplemental Plan, in which Stanley would honor the current terms of that plan which would entitle you to benefits as of age 60.

The Company will cover the standard relocation costs associated with the sale of your current home and the purchase of your new home in Connecticut. In addition, the Company will provide you temporary living accommodations until you are situated in your new home.

The commencement of employment is contingent upon our Medical Department determining that you are physically suited for the duties of the position. This includes a drug-screening test. Please contact Mark Mathieu, at 860-827-3818 to make the necessary arrangements.

The Stanley Works Insurance plans become effective on the first day of the month following your employment. They will be explained to you in detail on your first day of employment. You can usually extend your existing medical coverage for a limited period of time to eliminate any coverage gap.

Jim, this is the key role in driving excellence throughout the Company.
You will lead a major effort that will help make it happen. I am delighted that you are considering joining our team. If you have any questions, please give me a call at 860-827-3990 or Mark Mathieu at 860-827-3818.

Please indicate your acceptance by signing below.

Best regards,

John Trani                          James M. Loree
--------------                      -----------------

John Trani				                     	James M. Loree
Chairman & CEO

Enclosures:	Senior Executive Retirement Plan (SERP)
            Deferred Compensation Plan (December 19, 1995)
            1990 Stock Option Plan
            Executive Life Insurance Program
            Financial Planning Service
          		Executive Physical Program
          		Employee Benefits Booklet
          		Change of Control
          		Stanley Choice Account (40lk)
          		Employee Stock Purchase Plan
          		Relocation (Enhanced)